UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 21, 2006

EVCI CAREER COLLEGES HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware (State of other jurisdiction of incorporation)	001-14827 (Commission File Number)	06-1488212 (IRS Employer Identification No.)

1 Van Der Donck Street, 2nd Floor, Yonkers, New York 10701
(Address of principal executive offices)

Registrant’s telephone number, including area code (914) 623-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Financing Efforts

EVCI reported in its Form 10-Q for its quarter ended September 30, 2006 (the “Third Quarter 10-Q”) that it is working to complete a private placement of equity to institutional investors and amendments to its bank credit agreement to, among other things, use a portion of the proceeds of the equity placement to reduce EVCI’s bank debt, restructure the revolver and term loan and reset financial covenants. In light of the subsequent negotiations, EVCI does not believe that this private placement will be completed. EVCI is continuing a dialogue with its bank while it pursues other strategic alternatives. These could include its incurrence of additional or substitute debt, sales of EVCI equity that may or may not result in a change of control, one or more transactions that result in EVCI going private or sales of assets. As the result of not being able to complete the private placement, EVCI is subject to risks and uncertainties that include those disclosed in the risk factors in the Third Quarter 10-Q.

NASDAQ Extension of Time

EVCI has received notice from The Nasdaq Stock Market indicating that, in accordance with Marketplace Rule 4310 (c) (8) (D), EVCI has been granted a 180 day extension, or until June 11, 2007, to regain compliance with the minimum $1.00 bid price per share requirement of The Nasdaq Capital Market.

Nasdaq noted that the 180 day extension has been granted because EVCI meets all of the initial listing requirements for The Nasdaq Capital Market under Marketplace Rule 4310 (c) (8) (D), other than the minimum bid price requirement. If at any time before June 11, 2007, the bid price of EVCI’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days (which may be increased by Nasdaq), Nasdaq will provide notification that EVCI complies with Marketplace Rule 4310 (c) (8) (D) provided EVCI meets other continued inclusion requirements for listing.

Otherwise, Nasdaq will provide written notification that EVCI’s securities will be delisted. At that time, EVCI has the right to appeal such determination to a Nasdaq Listing Qualifications Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report, dated December 21, 2006, to be signed on its behalf by the undersigned hereunto duly authorized.

EVCI CAREER COLLEGES HOLDING CORP.
Dated: December 21, 2006

By:  /s/ Dr. John J. McGrath

Name:  Dr. John J. McGrath
Title:    Chief Executive Officer and President